Exhibit 99.1

SMTC Corporation www.smtc.com investorrelations@smtc.com	NEWS RELEASE Nasdaq: SMTX Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Monday,	November 14, 2005

SMTC Reports Third Quarter Results

Reports Consecutive Growth in Revenue and Profitability

TORONTO – November 14, 2005 — SMTC Corporation(1) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported revenue of $64.6 million and net income of $0.8 million, or $0.05 per share, for the third quarter ended October 2, 2005. This compares with revenue of $57.0 million and a net income of $0.3 million, or $0.02 per share, for the previous quarter and revenue of $60.8 million and net income of $2.9 million, or $0.20 per share, for the quarter ended October 3, 2004. Net earnings for the third quarter of 2004 included a net recovery of restructuring charges of $2.5 million ($1.8 million of the net recovery is included in cost of sales), or $0.02 per share. Revenue increased quarter over quarter by 13%, or approximately $7.6 million and increased 6% or $3.8 million from the same period last year. Net income more than doubled from the previous quarter.

Gross profit for the third quarter of 2005 was $5.5 million, or 8.5% of revenue, compared with $4.8 million, or 8.4% of revenue, for the previous quarter and $7.3 million, or 12.1% of revenue, for the third quarter of 2004. Gross profit for the third quarter of 2004 includes a recovery of a previously recorded restructuring charge of $1.8 million, or 3% of revenue.

The Company generated cash from operations of $1.8 million during the third quarter of 2005 compared to $3.8 million and $4.0 million, respectively, during the second quarter of 2005 and the third quarter of 2004. Cash generated during the third quarter of 2005 was used to reduce long-term debt and capital lease obligations by $1.7 million and invest $0.1 million in capital assets. Amounts outstanding under the revolving credit facility at October 2, 2005 were $8.1 million compared with $8.4 million at July 3, 2005.

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“Once again, this was a quarter of significant financial improvement – sustaining profitability, sequential growth in revenue, cash generation, improved working capital and further debt reduction,” said Jane Todd, Senior Vice President and Chief Financial Officer. “Our goals are to maintain profitability and further strengthen our balance sheet.”

“Our third quarter results reflect continuing progress in restoring satisfactory financial performance and value creation,” stated John Caldwell, President and Chief Executive Officer. “This was the third consecutive quarter we have reported growth in revenue from the previous quarter. Also, this was the first quarter in a number of years that we have reported growth in revenue as compared to the same period last year. Our revenue growth in the third quarter was enhanced by stronger than anticipated seasonality from certain customers. We maintain our guidance that we anticipate revenue and earnings for the second half of the year will be stronger than the first six months. While we expect revenue in the fourth quarter to be lower than the third quarter because of customer seasonality and the effect of certain customer programs approaching end of life, we also expect to remain profitable. Although we anticipate incurring a loss for the full year due to poor results in the first quarter, we have made measurable progress in the ensuing quarters in returning SMTC to profitability and revenue growth.”

(1)	Expressed in U.S. dollars

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services. The Company’s electronics manufacturing, technology and design centers are located in Appleton, Wisconsin; Boston, Massachusetts; San Jose, California; Toronto, Canada; and Chihuahua, Mexico with a third party facility in Chang An, China. SMTC offers technology companies and electronics OEMs a full range of value-added services. SMTC supports the needs of a growing, diversified OEM customer base primarily within the industrial, networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

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Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 479-1810

jane.todd@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended		Nine months ended
	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004

Revenue	$64,559	$60,849	$170,705	$196,578

Cost of sales	59,071	53,513	158,464	175,055

Gross profit	5,488	7,336	12,241	21,523

Selling, general and administrative expenses	3,664	3,956	10,231	12,461
Amortization	—	—	—	2,330
Restructuring charges (recoveries)	(112)	(668)	67	(668)

Operating earnings	1,936	4,048	1,943	7,400

Interest	1,187	1,065	3,399	3,555

Earnings (loss) before income taxes and discontinued operations	749	2,983	(1,456)	3,845

Income tax expense (recovery)	(39)	99	73	868

Earnings (loss) from continuing operations	788	2,884	(1,529)	2,977

Earnings from discontinued operations	—	—	—	837

Net earnings (loss)	$788	$2,884	$(1,529)	$3,814

Net earnings (loss) per share:
Basic from continuing operations	$0.05	$0.20	$(0.10)	$0.31
Earnings from discontinued operations	$—	$—	$—	$0.08

Basic	$0.05	$0.20	$(0.10)	$0.39
Diluted	$0.05	$0.20	$(0.10)	$0.39

Weighted average number of shares outstanding:
Basic	14,641,345	14,641,345	14,641,345	9,755,731
Diluted	14,817,117	14,641,345	14,641,345	9,763,539

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	October 2, 2005	December 31, 2004
	(unaudited)
Accounts receivable	$30,627	$23,856
Inventories	28,896	33,025
Prepaid expenses	1,636	1,702

	61,159	58,583
Capital assets	26,649	29,269
Other assets	2,593	4,729
Deferred income taxes	140	135

	$90,541	$92,716

Accounts payable	$27,791	$25,943
Accrued liabilities	12,026	13,738
Income taxes payable	1,139	1,571
Current portion of long-term debt	3,800	3,800
Current portion of capital lease obligations	1,838	1,897

	46,594	46,949
Long-term debt	31,220	30,091
Capital lease obligations	122	1,542

Shareholders' equity	12,605	14,134

	$90,541	$92,716

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